Exhibit 5.1

December 9, 2016

AudioEye, Inc.

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

Ladies and Gentlemen:

We have acted as special counsel to AudioEye, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the selling stockholders named in the Registration Statement of up to an aggregate of 96,819,795 shares (the "Shares") of the Company's common stock, par value $0.00001 per share (the "Common Stock"), which are being registered in connection with the proposed sale of the shares of Common Stock by the selling stockholders identified therein. The Shares consist of (i) 34,290,921 currently outstanding shares of the Common Stock; (ii) 9,826,776 shares of Common Stock (the “Preferred Shares”) issuable upon conversion of outstanding Series A Preferred Stock; and (iii) 52,702,098 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of outstanding Common Stock purchase warrants (the shares of the Company’s common stock described in the clauses(i), (ii) and (iii) above, collectively, the “Shares”).

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Certificate of Incorporation of the Company, as amended to date; (c) the Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaw are General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and such legal considerations as we deem relevant, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (i) the 34,290,921 shares of Common Stock outstanding on the date hereof that are being registered for resale in the Registration Statement have been validly issued and are fully paid and non-assessable, and (ii) the Warrant Shares and Preferred Shares, when paid for in accordance with the respective terms and conditions thereof, will be validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). For purposes of this opinion, we assume that the Shares were issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder, or Item 509 of Regulation S-K.

Very truly yours,

/s/ DLA Piper LLP (US)